Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

STREAM GLOBAL SERVICES, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Stream Global Services, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The Board of Directors of the Corporation duly adopted resolutions, pursuant to Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, setting forth a proposed amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation and declaring such amendment to be advisable and in the best interests of the Corporation and its stockholders. The stockholders of the Corporation duly approved said proposed amendment by written consent in lieu of a meeting in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

2. The Third Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to (a) delete the Certificate of Designations of the Series A Convertible Preferred Stock of the Corporation initially filed with the Secretary of State of the State of Delaware on August 7, 2008, as amended, and (b) delete the Certificate of Designations of the Series B Convertible Preferred Stock of the Corporation initially filed with the Secretary of State of the State of Delaware on March 13, 2009, as amended.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 1st day of October, 2009.

STREAM GLOBAL SERVICES, INC.

By:	/s/ R. Scott Murray
R. Scott Murray
Chief Executive Officer